As filed with the U.S. Securities and Exchange Commission on March 11, 2016

Registration No. 333-193882

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT 4 TO FORM S-1
ON
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TECNOGLASS INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Avenida Circunvalar a 100 mts de la Via 40
Barrio Las Flores
Barranquilla, Colombia
(57)(5)3734000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joaquin Fernandez
Chief Financial Officer
Avenida Circunvalar a 100 mts de la Via 40
Barrio Las Flores
Barranquilla, Colombia
(57)(5)3734000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David Alan Miller, Esq.
Jeffrey M. Gallant, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 818-8800
(212) 818-8881 — Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Post-Effective Amendment No. 4 to Form S-1 on Form S-3 (“Registration Statement”) is a combined prospectus also relating to 400,000 ordinary shares and 400,000 warrants underlying unit purchase options, which were registered for a fee of $504.24 on Registration Statement No. 333-178061 previously filed by the Registrant on Form S-1 and declared effective March 16, 2012. This Post-Effective Amendment No. 4 to the Registration Statement also constitutes a Post-Effective Amendment No. 5 to such Registration Statement No. 333-178061, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

On February 11, 2014, the Registrant filed a registration statement on Form S-3 (Registration No. 333-193882), which was subsequently amended on Form S-1 and declared effective by the Securities and Exchange Commission on June 16, 2014 (“2014 Registration Statement”). The 2014 Registration Statement also constituted a Post-Effective Amendment No. 1 to Form S-1 to the Registrant’s Registration Statement No. 333-178061 declared effective on March 16, 2012 (“2012 Registration Statement”).

This Post-Effective Amendment No. 4 to the registration statement on Form S-1 filed on Form S-3 is being filed pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended, to update the 2014 Registration Statement and 2012 Registration Statement to include the audited consolidated financial statements and the notes thereto included in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on April 15, 2015 and certain other information in such Registration Statements.

No additional securities are being registered under this Registration Statement. All applicable registration fees were paid at the time of the original filing of such 2014 Registration Statement and 2012 Registration Statement, as applicable.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 11, 2016

PROSPECTUS

Tecnoglass Inc.

5,904,484 Ordinary Shares and 3,416,681 Warrants (for Resale)
7,195,523 Ordinary Shares and 66,514 Warrants (for Issuance)

This prospectus relates to up to 5,904,484 ordinary shares and 3,416,681 warrants of Tecnoglass Inc., a Cayman Islands exempted company, that may be sold from time to time by the Selling Securityholders set forth in this prospectus under the heading “Selling Securityholders” beginning on page 20. This represents up to (i) 649,382 ordinary shares issued to certain Selling Securityholders pursuant to two subscription agreements in connection with our initial business combination described in more detail in this prospectus (the “initial business combination”), (ii) 1,040,000 ordinary shares issued to certain Securityholders in connection with our formation, (iii) 30,018 ordinary shares and 30,018 warrants underlying unit purchase options originally issued to certain Selling Securityholders in connection with our initial public offering, (iv) 3,386,663 warrants, or “insider warrants,” (and 3,386,663 ordinary shares underlying the insider warrants) purchased by certain of the Selling Securityholders in a private placement that was consummated simultaneously with our initial public offering, (v) 78,401 ordinary shares underlying warrants, or “working capital warrants,” issued to a certain Selling Securityholder upon conversion of a promissory note issued by us in consideration of a working capital loan made by such Selling Securityholder, (vi) 206,547 ordinary shares underlying warrants, or “insider warrants,” purchased by certain of the Selling Securityholders in a private placement that was consummated simultaneously with our initial public offering, and (vii) 95,693 ordinary shares sold to a certain Selling Securityholder pursuant to a subscription agreement in March 2014, and (viii) 417,780 ordinary shares issued to certain selling shareholders upon exercise of their warrants, unit purchase options and warrants underlying the unit purchase options.

This prospectus also relates to the issuance of up to (i) 2,528,966 ordinary shares underlying outstanding warrants issued in our initial public offering pursuant to a prospectus dated March 16, 2012, (ii) 66,514 ordinary shares and 66,514 warrants underlying unit purchase options (and 66,514 ordinary shares underlying the warrants included in the unit purchase options) issued in connection with our initial public offering and (iii) 4,533,529 ordinary shares underlying the insider warrants and working capital warrants to the extent such warrants are transferred prior to exercise, so that such warrants and unit purchase options may be exercised by their holders.

We will not receive any proceeds from the sale of the securities under this prospectus, although we could receive up to $33,525,960 upon the exercise of all remaining insider warrants, up to $1,031,834 upon the exercise of the remaining unit purchase options, up to $772,256 upon the exercise of all of the warrants underlying such unit purchase options and up to $20,231,728 upon the exercise of all of the warrants issued in our initial public offering. As of February 26, 2016, 102,570 warrants issued in our initial public offering have been exercised for proceeds of $820,560. As of the same date, an additional 200,000 working capital warrants, 609,255 insider warrants and 1,568,464 warrants issued in our initial public offering have been exercised on a “cashless basis”, as more fully described in the section entitled “Description of Securities — Warrants” beginning on page 27 of this prospectus. Any additional amounts we receive from such exercises will be used for working capital and other general corporate purposes.

Information regarding the Selling Securityholders, the amounts of ordinary shares and warrants that may be sold by them and the times and manner in which they may offer and sell the ordinary shares and warrants under this prospectus is provided under the sections titled “Selling Securityholders” and “Plan of Distribution,” respectively, in this prospectus. We have not been informed by any of the Selling Securityholders that they intend to sell their securities covered by this prospectus and do not know when or in what amount the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this prospectus.

The Selling Securityholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “TGLS” and our warrants are quoted on the OTC Pink marketplace under the symbol “TGLSW.” On February 26, 2016, the last reported sales price of our ordinary shares and warrants were $10.90 and $3.80, respectively.

Our ordinary shares have also traded on the Colombia Stock Exchange, the Bolsa de Valores de Colombia, since January 6, 2016 under the symbol “TGLSC”. The Colombia listing is secondary to Tecnoglass’ primary listing on the NASDAQ Capital Market. No new shares were issued in connection with the admission to trading on the Bolsa de Valores de Colombia.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2016

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. You should read this prospectus together with the more detailed information regarding our company, our ordinary shares and warrants and our financial statements and the notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Where You Can Find Additional Information.” The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise, in this prospectus, we use the terms “our company,” “we,” “us,” “our,” and similar references to refer to Tecnoglass Inc., formerly named Andina Acquisition Corporation, and its subsidiaries. References to “Tecnoglass Holding” are to our wholly owned subsidiary, Tecno Corporation. References to “Tecnoglass” are to Tecnoglass Holding’s indirect subsidiary, Tecnoglass S.A. References to “ES” are to Tecnoglass Holding’s indirect subsidiary C.I. Energía Solar S.A. E.S. Windows.

ii

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company, our ordinary shares, our warrants and our financial statements and the notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

Overview

We were originally formed for the purpose of effecting a business combination with one or more businesses or entities. On December 20, 2013, we consummated our initial business combination, whereby we acquired Tecnoglass Holding and its indirect, wholly owned subsidiaries, Tecnoglass and ES. As a result of the merger, the business of Tecnoglass Holding and its subsidiaries became our business. Accordingly, we are now a holding company operating through our direct and indirect subsidiaries.

Company History

We were formed under the name “Andina Acquisition Corporation” as an exempted company incorporated in the Cayman Islands on September 21, 2011 in order to effect a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

On March 22, 2012, we closed our initial public offering of 4,000,000 units, with each unit consisting of one ordinary share and one warrant to purchase one ordinary share at an exercise price of $8.00 per share. On March 30, 2012, we consummated the closing of the sale of an additional 200,000 units, which were sold subject to the underwriters’ over-allotment option. The 4,200,000 units sold in the initial public offering, including the units sold subject to the over-allotment option, were sold at an offering price of $10.00 per unit, generating total gross proceeds of $42,000,000. Simultaneously with the consummation of the initial public offering, we consummated a private placement of 4,800,000 warrants at a price of $0.50 per warrant and options to purchase an aggregate of 900,000 units at a price of $500,100, generating total proceeds of $2,900,100. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to us were $43,163,000 (which included the $2,900,100 we received from the sale of warrants and the underwriters’ unit purchase options), of which $42,740,000 was deposited into a trust account. The remaining proceeds of $423,000 became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The initial public offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-178061), that became effective on March 16, 2012.

From the consummation of our initial public offering until August 17, 2013, we were searching for a suitable target business to acquire. On August 17, 2013, we entered into an agreement and plan of reorganization, which agreement, as amended, we sometimes refer to as the “merger agreement,” with Tecnoglass Holding, Tecnoglass and ES, pursuant to which we were to acquire Tecnoglass and ES as indirect subsidiaries. Pursuant to the merger agreement, our wholly owned subsidiary was to merge with and into Tecnoglass Holding, with Tecnoglass Holding surviving as our wholly owned subsidiary. On December 20, 2013, we held an extraordinary general meeting of our shareholders, at which our shareholders approved the merger and other related proposals. On the same date, we closed the merger. In connection with the merger, our business became the business of Tecnoglass Holding, Tecnoglass and ES, and we changed our name to Tecnoglass Inc.

Tecnoglass Holding is a corporation formed under the laws of the Cayman Islands that was founded in 2014 in connection with the merger. Tecnoglass is a corporation formed under the laws of Colombia that was founded in 1994 by Jose M. Daes, our Chief Executive Officer, and Christian T. Daes, our Chief Operating Officer. ES is a corporation formed under the laws of Colombia that was founded in 1984 by Jose M. Daes and Christian T. Daes.

Our Business

We are a leading manufacturer of hi-spec architectural glass and windows for the western hemisphere residential and commercial construction industries, operating through our direct and indirect subsidiaries. Headquartered in Barranquilla, Colombia, we operate out of a 2.3 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific.

We sell our products to more than 800 customers in North, Central and South America. The United States accounted for approximately 51% and 36% of our combined revenues in 2014 and 2013, while Colombia accounted for approximately 41% and 56%, and Panama for approximately 6% and 6% of our combined revenues in those years. Our tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Brickell City Centre (Miami), and The Woodlands (Houston).

Tecnoglass.  Tecnoglass is a leading manufacturer of a variety of glass products installed primarily in commercial and residential buildings, including tempered safety, double thermo-acoustic and laminated glass. Tecnoglass products are installed in hotels, residential buildings, commercial and corporate centers, universities, airports and hospitals in a variety of applications such as floating facades, curtain walls, windows, doors, handrails, interior and bathroom spatial dividers. Approximately 43% of Tecnoglass products are supplied to ES for installation in various products that ES manufactures, with the balance of Tecnoglass products being sold to customers throughout North, Central and South America.

Tecnoglass also produces aluminum products such as profiles, rods, bars, plates and other hardware used in the manufacture of windows. In 2007, Tecnoglass established its Alutions plant in Barranquilla, Colombia for extrusion, smelting, painting and anodizing processes, and for exporting, importing and marketing aluminum products. The Alutions plant contributes more than 90% of the raw materials needed for production of Tecnoglass aluminum products.

Glass Magazine ranked Tecnoglass as the second largest glass fabricator serving the U.S. market in 2013. We believe that it is the leading glass transformation company in Colombia, capturing 40% of the market share in the country.

ES.  ES is a leader in the production of high-end windows, with more than 29 years of experience in the glass and aluminum structure assembly market in Colombia. ES designs, manufactures, markets and installs architectural systems for high, medium and low rise construction, glass and aluminum windows and doors, office dividers and interiors, floating facades and commercial display windows.

Since 2004, we have a strategic commercial relationship with ES Windows LLC (“ESW LLC”), a Florida-based company partially owned by Christian T. Daes and José M. Daes, who are also our executive officers and directors. ESW LLC is a member of the American Architectural Manufacturers Association, a technical information center for the architecture industry with highest standards. ESW LLC sends project specifications and orders from its clients to ES, and in turn, receives pricing quotes from ES that are conveyed to the client. ESW LLC does not install any of our products. Our transactions with ESW LLC are further disclosed in the notes to our financial statements appearing elsewhere in our Annual Report on Form 10-K included in this prospectus and registration statement.

Based on our knowledge of the South Florida construction market, we believe that ES participated in 80% of the high rise building projects in South Florida in the years leading up to the 2008 economic crises through the sale of its products to RC Aluminum Industries (“RC Aluminum”). ES also possesses the requisite permits, known as Notices of Acceptance (“NOA”) to commercialize hurricane windows in Miami-Dade County, Florida, one of the most demanding certifications in the world for manufacturers of windows and window frames. In 2014, we were awarded a contract from one of the largest real estate development firms in the United States to manufacture and supply windows for 10 multi-dwelling residential buildings to be constructed in South Florida for approximately $40 million.

ES has expanded its U.S. sales outside of the Florida market for windows, into the high-tech market for curtain walls, a product that is in high demand and represents a new trend in architecture, and floating facades. Due to the sophistication of these new products, ES believes that sales of curtain walls will generate higher margins as compared to traditional window frames from walls or floor to ceiling windows. Curtain walls produced by ES are composed of “high performance” materials that are produced by Alutions, the aluminum smelting plant, and Tecnoglass with state of the art technology.

In 2014, we established two entities in South Florida, Tecno LLC and Tecno RE, to acquire manufacturing and warehousing facilities, customer lists and exclusive design permits in order to support sales growth in the United States. We will continue to manufacture our products at our facilities in Barranquilla, Colombia while performing select manufacturing and light assembly in the U.S. to enhance client service and create certain cost efficiencies.

In Panama, ES sells products primarily to companies participating in large construction projects in the most exclusive areas of Panama City. For example, ES products were supplied in the construction of the tallest building in Central and South America, The Point, as well as in the construction of other modern hotels in the region such as Megapolis and The Trump. Based on ES’s knowledge of the construction market in Central America, we believe that it has also entered into one of the highest value window supply contracts in the hotel industry in Central America for the Soho Plaza.

Company Information

Our principal executive office is located at Avenida Circunvalar a 100 mts de la Via 40, Barrio Las Flores Barranquilla, Colombia and our telephone number is (57)(5) 3734000. Tecnoglass and ES, each maintain websites at www.tecnoglass.com and www.energiasolarsa.com, respectively, that contain information about their operations, but that information is not part of this prospectus.

Background of this Prospectus

The securities offered hereby, and being registered on the registration statement, of which this prospectus forms a part, were acquired in different transactions since our inception and are being registered to satisfy certain contractual obligations described below.

Insider Shares

In connection with our formation, we issued 1,437,500 ordinary shares, the “insider shares,” for an aggregate purchase price of $25,000. In March 2012, the holders of these shares returned an aggregate of 287,500 ordinary shares to us at no cost for cancellation in connection with a change in the size of our initial public offering, so that immediately preceding our initial public offering, 1,150,000 insider shares were outstanding. Of these shares, 100,000 were cancelled on May 1, 2012 because the underwriters did not exercise their over-allotment option in full and 10,000 shares were transferred to third parties, resulting in an aggregate of 1,040,000 insider shares remaining outstanding.

We granted certain registration rights to the holders of the above-referenced insider shares. Accordingly, we are registering the resale of the 1,040,000 insider shares on the registration statement of which this prospectus forms a part.

Public Warrants

In our initial public offering, we sold 4,200,000 units, each unit consisting of one ordinary share and one warrant to purchase one ordinary share at a price of $8.00 per share. These units, and the ordinary shares and warrants underlying such units, were registered on the Registration Statement on Form S-1 (File No. 333-178061), declared effective March 16, 2012. The ordinary shares issuable upon exercise of the warrants were not registered at the time.

The warrants became exercisable on December 20, 2013 (the date of the consummation of our initial business combination). The public warrants are exercisable for cash, or on a “cashless basis,” all as more fully described in the section entitled “Description of Securities — Warrants” beginning on page 27 of this prospectus. However, no public warrants may be exercised for cash unless we have an effective registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares.

Under the terms of the warrant agreement governing the public warrants, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. Accordingly, we are registering the issuance of the 4,200,000 shares underlying such public warrants on the registration statement of which this prospectus forms a part.

Insider Warrants and Working Capital Warrants

In a private placement taking place simultaneously with the consummation of our initial public offering, we sold 4,800,000 insider warrants at a price of $0.50 per warrant to certain of the Selling Securityholders (of which 804,082 warrants were subsequently sold).

On May 20, 2013, the A. Lorne Weil 2006 Irrevocable Trust-Family Investment Trust, a trust of which our non-executive chairman of the board, his spouse and his descendants are beneficiaries, loaned us an aggregate of $100,000. The loan was evidenced by a promissory note that was non-interest bearing and payable at the consummation of our initial business combination. The principal balance of the note was convertible, at the holder’s option, at any time until the repayment in full of such note, into warrants at a price of $0.50 per warrant, or an aggregate of up to 200,000 warrants. The trust exercised its conversion right (which conversion was also approved by our shareholders at the meeting held on December 20, 2013 to approve the merger agreement), and was issued 200,000 working capital warrants, which were subsequently exercised on a cashless basis for 78,401 ordinary shares.

We granted certain registration rights to the holders of the above-referenced warrants. Accordingly, we are registering (A) the resale of 3,386,663 insider warrants and 3,386,663 ordinary shares underlying such warrants and (B) the issuance of the 4,533,529 ordinary shares underlying the insider warrants and working capital warrants on the registration statement of which this prospectus forms a part.

Unit Purchase Options

EarlyBirdCapital, Inc. (and its designees) purchased two unit purchase options from us in connection with our initial public offering. The first unit purchase option entitles the holder to purchase up to an aggregate of 400,000 units. EarlyBirdCapital, Inc. paid us $100 for the first unit purchase option. The units issuable upon exercise of the first unit purchase option are identical to those offered in our initial public offering. The first purchase option is exercisable for $11.00 per unit, and may be exercised on a cashless basis. The first purchase option became exercisable on December 20, 2013 (the date of the consummation of our initial business combination) and expires March 16, 2017.

The second purchase option entitles the holder to purchase up to 500,000 units. EarlyBirdCapital, Inc. paid us $500,000 for the second purchase option, or $1.00 per unit underlying each option. The units issuable upon exercise of the second purchase option are identical to those offered in our initial public offering, except that the warrants included in the units are not redeemable so long as they are held by EarlyBirdCapital, Inc. or its affiliates. The second purchase option is exercisable for $10.00 per unit, and may be exercised on a cashless basis. The second purchase option became exercisable on December 20, 2013 (the date of the consummation of our initial business combination) and expires March 16, 2017.

The first unit purchase option, the units and the ordinary shares and warrants issuable upon exercise of the first unit purchase option were registered on the Registration Statement on Form S-1 (File No. 333-178061), declared effective March 16, 2012. The second unit purchase option (and underlying securities) and the ordinary shares issuable upon exercise of the warrants underlying the first unit purchase option were not registered at the time.

We granted certain registration rights to the holders of the above-referenced unit purchase options. As of February 26, 2016 469,982 second unit purchase options and the underlying warrants have been exercised by the option holders. Accordingly, we are registering the resale of the 30,018 warrants and 30,018 ordinary shares underlying the second unit purchase option and the issuance of the 400,000 warrants and 800,000 ordinary shares underlying both unit purchase options on the registration statement of which this prospectus forms a part.

December 2013 Agreements

On December 19, 2013, we entered into subscription agreements with two investors pursuant to which such investors purchased an aggregate of 649,382 ordinary shares at a price of $10.18 per share, or an aggregate of $6,610,709. Additionally, the A. Lorne Weil 2006 Irrevocable Trust-Family Investment Trust transferred an aggregate of 608,796 insider warrants to these two investors. The sales pursuant to the subscription agreement, as well as the transfer of the insider warrants, were conditioned upon, and consummated after, the closing of the merger transaction with Tecnoglass Holding. Pursuant to these subscription agreements, we agreed to file a registration statement covering these securities within four months of the closing of our initial business combination and to use our best efforts to have such registration statement declared effective as soon as possible.

Also on December 19, 2013, we entered into an agreement with a third party shareholder pursuant to which the shareholder agreed to use commercially reasonable efforts to purchase up to 1,000,000 ordinary shares in the open market and agreed that it would not seek conversion or redemption of any such purchased shares in connection with the merger agreement. This holder and its affiliates purchased an aggregate of 985,896 ordinary shares pursuant to this agreement. Pursuant to the agreement, the A. Lorne Weil 2006 Irrevocable Trust-Family Investment Trust transferred to the holder and its affiliates an aggregate of 2,167,867 insider warrants. Additionally, EarlyBirdCapital transferred to the holder and its affiliates an aggregate of 88,731 of the unit purchase options described above. The transfer of these insider warrants and unit purchase options was conditioned upon, and consummated after, the closing of the merger transaction with Tecnoglass Holding.

We granted certain registration rights to the two investors and the third party shareholder and its affiliates related to the above-agreements. Accordingly, in addition to registering for resale all insider warrants (and underlying shares) and underlying securities of the second unit purchase options for resale and issuance as described above, we are also registering the resale of the 649,382 ordinary shares sold in this private placement on the registration statement of which this prospectus forms a part.

March 2014 Private Placement

On March 5, 2014, we entered into a subscription agreement with A. Lorne Weil 2006 Irrevocable Trust-Family Investment Trust, pursuant to which the Trust agreed to purchase an aggregate of 95,693 ordinary shares at an aggregate price of $1,000,000, or approximately $10.45 per share, representing a slight premium to the closing price of our ordinary shares immediately prior to the execution of the subscription agreement. The closing of the purchase took place on March 14, 2014. Such shares were subsequently transferred to Mr. Weil upon the trust’s liquidation.

We agreed to file a registration statement covering the resale of these shares by July 14, 2014 and accordingly, are registering the resale of the 95,693 ordinary shares sold in this private placement on the registration statement of which this prospectus forms a part.

Risks Affecting Our Company

In evaluating an investment in our securities, you should carefully read this prospectus and especially consider the factors discussed in the section titled “Risk Factors” commencing on page 8.

The Offering

Shares Offered by Selling Securityholders:
5,904,484(1)
Number of Ordinary Shares Outstanding:
26,914,764(2)
Warrants Offered by Selling Securityholders:
3,416,681(3)
Number of Warrants Outstanding:
6,719,711(4)
Use of Proceeds:
We will not receive any proceeds from the sale of the securities under this prospectus, although we could receive up to $33,525,960 upon the exercise of all of the insider warrants, up to $1,031,832 upon the exercise of all of the unit purchase options issued to the representative of the underwriters of our initial public offering and their designees, up to $772,256 upon the exercise of all of the warrants underlying such unit purchase options and up to $20,231,728 upon the exercise of the warrants issued in our initial public offering. As of February 26, 2016, 102,570 warrants issued in our initial public offering have been exercised for proceeds of $820,560. As of the same date, an additional 200,000 working capital warrants, 609,255 insider warrants and 1,568,464 warrants issued in our initial public offering have been exercised on a “cashless basis”, as more fully described in the section entitled “Description of Securities Warrants” beginning on page 27 of this prospectus. Any additional amounts we receive from such exercises will be used for working capital and other general corporate purposes. See the section titled “Use of Proceeds” for further information on our use of proceeds from this offering.
Risk Factors:
You should carefully consider all of the information contained in, and incorporated by reference into, this prospectus, and in particular, you should evaluate the specific risks set forth under “Risk Factors,” beginning on page 8.
NASDAQ Capital Market Symbol for Ordinary Shares:
TGLS
OTC Pink Marketplace Symbol for Warrants
TGLSW

(1)	Includes an aggregate of 3,416,681 ordinary shares that may be issued to the Selling Securityholders upon exercise of insider warrants, working capital warrants and unit purchase options held by such holders, which shares, when issued, may also be sold by the Selling Securityholders pursuant to this prospectus.
(2)	Does not include (a) 2,528,966 ordinary shares issuable upon the exercise of remaining warrants issued in our initial public offering, (b) 193,064 ordinary shares underlying remaining unit purchase options issued in connection with our initial public offering, 133,028 shares of which may be sold pursuant to this prospectus by the Selling Securityholders upon exercise of such remaining unit purchase options, (c) 3,386,663 ordinary shares issuable upon the exercise of insider warrants, which shares may be sold pursuant to this prospectus by the Selling Securityholders upon exercise of such warrants or (d) 2,500,000 ordinary shares that may be issued to Energy Holding Corporation, the former shareholder of TG and ES, upon the attainment of certain financial and stock performance goals in accordance with the merger agreement.

(3)	Includes 30,018 warrants that may be issued to the Selling Securityholders upon exercise of unit purchase options held by such holders, which warrants when issued, may also be sold by the Selling Securityholders pursuant to this prospectus.
(4)	Does not include 96,532 warrants issuable upon the exercise of unit purchase options, of which 30,018 may be sold pursuant to this prospectus by the Selling Securityholders upon exercise of such unit purchase options.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors set forth below, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our ordinary shares and other securities and the loss of all or part of your investment.

Risks Related to Our Business Operations

We operate in competitive markets, and our business could suffer if we are unable to adequately address potential downward pricing pressures and other factors that may reduce operating margins.

The principal markets that our subsidiaries, Tecnoglass and ES, serve are highly competitive. Competition is based primarily on the precision and range of achievable tolerances, quality, price and the ability to meet delivery schedules dictated by customers. Our competition comes from companies of various sizes, some of which have greater financial and other resources than we do and some of which have more established brand names in the markets that we serve. Any of these competitors may foresee the course of market development more accurately than we will, develop products that are superior to ours, have the ability to produce similar products at a lower cost than us or adapt more quickly than we can to new technologies or evolving customer requirements. Increased competition could force us to lower our prices or to offer additional services at a higher cost to us, which could reduce gross profit and net income. Accordingly, we may not be able to adequately address potential downward pricing pressures and other factors, which consequently may adversely affect our financial condition and results of operations.

Failure to maintain the performance, reliability and quality standards required by our customers could have a materially negative impact on our financial condition and results of operation.

We manufacture a significant portion of our products based on the specific requirements of our customers. If our products or services have performance, reliability or quality problems, or products are installed with incompatible glazing materials, we may experience additional warranty and service expenses, reduced or canceled orders, diminished pricing power, higher manufacturing or installation costs or delays in the collection of accounts receivable. Additionally, performance, reliability or quality claims from our customers, with or without merit, could result in costly and time-consuming litigation that could require significant time and attention of management and involve significant monetary damages that could negatively affect our financial results.

The volatility of the cost of raw materials used to produce our products could materially adversely affect our results of operations in the future.

The cost of raw materials included in our products, including aluminum extrusion and polyvinyl butyral, are subject to significant fluctuations. A variety of factors over which we have no control, including global demand for aluminum, fluctuations in oil prices, speculation in commodities futures and the creation of new laminates or other products based on new technologies, impact the cost of raw materials which we purchase for the manufacture of our products. While we may attempt to minimize the risk from severe price fluctuations by entering into aluminum forward contracts to hedge these fluctuations in the purchase price of aluminum extrusion we use in production, substantial, prolonged upward trends in aluminum prices could significantly increase the cost of our aluminum needs and have an adverse impact on our results of operations. If we are not able to pass on significant cost increases to our customers, our results in the future may be negatively affected by a delay between the cost increases and price increases in our products. Accordingly, the price volatility of raw materials could adversely affect our financial condition and results of operations in the future.

We depend on third-party suppliers for our raw materials and any failure of such third-party suppliers in providing raw materials could negatively affect our ability to manufacture our products.

Our ability to offer a wide variety of products to our customers depends on receipt of adequate material supplies from manufacturers and other suppliers. It is possible in the future that our competitors or other suppliers may create products based on new technologies that are not available to us or are more effective than our products at surviving hurricane-force winds and wind-borne debris or that they may have access to products of a similar quality at lower prices. We do not have long-term contracts with the suppliers of our raw materials. Failures of third-party suppliers to provide raw materials to us in the future could have an adverse impact on our operating results or our ability to manufacture our products.

The home building industry and the home repair and remodeling sector are regulated and any increased regulatory restrictions could negatively affect our sales and results of operations.

The home building industry and the home repair and remodeling sector are subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, building design and safety, construction, and similar matters, including regulations that impose restrictive zoning and density requirements in order to limit the number of homes that can be built within the boundaries of a particular area. Increased regulatory restrictions could limit demand for new homes and home repair and remodeling products, which could negatively affect our sales and results of operations. We may not be able to satisfy any future regulations, which consequently could have a negative effect on our sales and results of operations.

Changes in building codes could lower the demand for our impact-resistant windows and doors.

The market for our impact-resistant windows and doors depends in large part on our ability to satisfy state and local building codes that require protection from wind-borne debris. If the standards in such building codes are raised, we may not be able to meet such requirements, and demand for our products could decline. Conversely, if the standards in such building codes are lowered or are not enforced in certain areas, demand for impact-resistant products may decrease. If we are unable to satisfy future regulations, including building code standards, it could negatively affect our sales and results of operations. Further, if states and regions that are affected by hurricanes but do not currently have such building codes fail to adopt and enforce hurricane protection building codes, our ability to expand our business in such markets may be limited.

Equipment failures, delays in deliveries and catastrophic loss at any of our manufacturing facilities could lead to production curtailments or shutdowns that prevent us from producing our products.

An interruption in production capabilities at any of our facilities because of equipment failure or other reasons could result in our inability to produce our products, which would reduce our sales and earnings for the affected period. In addition, we generally manufacture our products only after receiving the order from the customer and thus do not hold large inventories. If there is a stoppage in production at our manufacturing facilities, even if only temporarily, or if they experience delays because of events that are beyond our control, delivery times could be severely affected. Any significant delay in deliveries to our customers could lead to increased returns or cancellations and cause us to lose future sales. Our manufacturing facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. If we experience plant shutdowns or periods of reduced production because of equipment failure, delays in deliveries or catastrophic loss, it could have a material adverse effect on our results of operations or financial condition. Further, we may not have adequate insurance to compensate for all losses that result from any of these events.

Our business involves complex manufacturing processes that may result in costly accidents or other disruptions of our operations in the future.

Our business involves complex manufacturing processes. Some of these processes involve high pressures, temperatures, hot metal and other hazards that present certain safety risks to workers employed at our manufacturing facilities. The potential exists for accidents involving death or serious injury. The potential liability resulting from any such accident, to the extent not covered by insurance, could cause us to incur unexpected cash expenditures, thereby reducing the cash available to operate our business. Such an accident could disrupt operations at any of our facilities, which could adversely affect our ability to deliver products to our customers on a timely basis and to retain our current business.

Our operations are located in Colombia, which may make it more difficult for U.S. investors to understand and predict how changing market conditions will affect our financial results.

Our operations are located in Colombia and, consequently, are subject to the economic, political and tax conditions prevalent in that country. The economic conditions in Colombia are subject to different growth expectations, market weaknesses and business practices than seen in the U.S. market. We may not be able to predict how changing market conditions in Colombia will affect our financial results.

Our net sales and operating profits may be difficult to predict and could fall below our expectations and those of securities analysts and investors, which likely would have an adverse effect on the market price of our securities.

Our net operating revenues and operating results may fall below provided guidance and the expectations of securities analysts or investors in future periods. Our annual net sales and operating results may vary depending on a number of factors, including, but not limited to, fluctuating customer demand, delay or timing of shipments, construction delays or cancellations due to lack of financing for construction projects or market acceptance of new products. Manufacturing or operational difficulties that may arise due to quality control, capacity utilization of our production equipment or staffing requirements may also adversely affect annual net sales and operating results. In addition, competition, including new entrants into Tecnoglass and ES’s markets, the introduction of new products by competitors, adoption of improved technologies by competitors and competitive pressures on prices of products and services, could adversely affect our annual net sales and operating results. Finally, our annual net sales and operating results may vary depending on raw material pricing, the potential for disruption of supply and changes in legislation that could have an adverse impact on labor or other costs. Our failure to meet net sales and operating result expectations would likely adversely affect the market price of our securities.

New construction remains below average levels, and repair and remodeling markets are still flat and such market pressures could negatively affect our results of operations.

The glass industry is subject to the cyclical market pressures of the larger new construction and repair and remodeling markets. In turn, these larger markets may be affected by adverse changes in economic conditions such as demographic trends, employment levels and consumer confidence. Any future downturn or any other negative market pressures could negatively affect our results of operations in the future.

We may be adversely affected by disruptions to our manufacturing facilities or disruptions to our customer, supplier or employee base.

Any disruption to our facilities resulting from weather-related events, fire, an act of terrorism or any other cause could damage a significant portion of our inventory, affect our distribution of products and materially impair our ability to distribute products to customers. We could incur significantly higher costs and longer lead times associated with distributing our products to customers during the time that it takes for us to reopen or replace a damaged facility. In addition, if there are disruptions to our customer and supplier base or to our employees caused by weather-related events, acts of terrorism or any other cause, our business could be temporarily adversely affected by higher costs for materials, increased shipping and storage costs, increased labor costs, increased absentee rates and scheduling issues. Any interruption in the production or delivery of our supplies could reduce sales of our products and increase costs.

The nature of our business exposes each of our subsidiaries to product liability and warranty claims that, if adversely determined, could negatively affect our financial condition and results of operations and the confidence of customers in our products.

Tecnoglass and ES are, from time to time, involved in product liability and product warranty claims relating to the products they manufacture and distribute that, if adversely determined, could adversely affect our financial condition, results of operations and cash flows. In addition, they may be exposed to potential claims arising from the conduct of homebuilders and home remodelers and their sub-contractors. We may not be able to maintain insurance on acceptable terms or insurance may not provide adequate protection against potential liabilities in the future. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant periods, regardless of the ultimate outcome. Claims of this nature could also have a negative impact on customer confidence in our products and us.

We are subject to potential exposure to environmental liabilities and are subject to environmental regulation and any such liabilities or regulation may negatively affect our costs and results of operations in the future.

Tecnoglass and ES are subject to various federal, state and local environmental laws, ordinances and regulations. Although we believe that our facilities are in material compliance with such laws, ordinances and regulations, as owners of real property, Tecnoglass and ES can be held liable for the investigation or remediation of contamination on such properties, in some circumstances, without regard to whether we knew of or were responsible for such contamination. Remediation may be required in the future because of spills or releases of petroleum products or hazardous substances, the discovery of unknown environmental conditions, or more stringent standards regarding existing residual contamination. Environmental regulatory requirements may become more burdensome, increase our general and administrative costs, and increase the risk that Tecnoglass and ES incur fines or penalties or be held liable for violations of such regulatory requirements.

Our success depends upon our ability to develop new products and services, integrate acquired products and services and enhance existing products and services through product development initiatives and technological advances; any failure to make such improvements could harm our future business and prospects.

We have continuing programs designed to develop new products and to enhance and improve our existing products. We are expending resources for the development of new products in all aspects of our business, including products that can reach a broader customer base. Some of these new products must be developed due to changes in legislative, regulatory or industry requirements or in competitive technologies that render certain of our existing products obsolete or less competitive. The successful development of our products and product enhancements are subject to numerous risks, both known and unknown, including unanticipated delays, access to significant capital, budget overruns, technical problems and other difficulties that could result in the abandonment or substantial change in the design, development and commercialization of these new products. The events could have a materially adverse impact on our results of operations.

Given the uncertainties inherent with product development and introduction, including lack of market acceptance, we cannot provide assurance that any of our product development efforts will be successful on a timely basis or within budget, if at all. Failure to develop new products and product enhancements on a timely basis or within budget could harm our business and prospects. In addition, we may not be able to achieve the technological advances necessary for us to remain competitive, which could have a materially negative impact on our financial condition.

We are dependent on sales to customers outside Colombia and any failure to make these sales may adversely affect our operating results in the future.

A significant portion of our sales is to customers outside Colombia, including to Panama and the U.S., and we expect sales in foreign markets to continue to represent a significant portion of our net sales. Foreign sales and operations are subject to changes in local government regulations and policies, including those related to tariffs and trade barriers, investments, property ownership rights, taxation, exchange controls and repatriation of earnings. Changes in the relative values of currencies occur from time to time and could affect our operating results. This risk and the other risks inherent in foreign sales and operations could adversely affect our operating results in the future.

We are dependent on certain key personnel, the loss of whom could materially affect our financial performance and prospects in the future.

Our continued success depends largely upon the continued services of our senior management and certain key employees. Each member of our senior management teams has substantial experience and expertise in his or her industry and has made significant contributions to our growth and success. We face the risk, however, that members of our senior management may not continue in their current positions and the loss of the services of any of these individuals could cause us to lose customers and reduce our net sales, lead to employee morale problems and the loss of other key employees or cause disruptions to production. In addition, we may be unable to find qualified individuals to replace any senior executive officers who leave the company.

Our results of operations could be significantly affected by foreign currency fluctuations and currency regulations.

About 40% of our revenues are priced and realized in the Colombian peso. Accordingly, we are subject to risks relating to fluctuations in currency exchange rates. In the future, and especially as we further expand our sales in other markets, our customers may increasingly make payments in non-U.S. currencies. Fluctuations in foreign currency exchange rates could affect our sales, cost of sales and operating margins. In addition, currency devaluation can result in a loss to us if we hold monetary assets in that currency. Hedging foreign currencies can be difficult and costly, especially if the currency is not actively traded. We cannot predict the effect of future exchange rate fluctuations on our operating results.

In addition, we are subject to risks relating to governmental regulation of foreign currency, which may limit our ability to:

•	transfer funds from or convert currencies in certain countries;
•	repatriate foreign currency received in excess of local currency requirements; and
•	repatriate funds held by foreign subsidiaries to the United States at favorable tax rates.

As we continue to increase our operations in foreign countries, there is an increased risk that foreign currency controls may create difficulty in repatriating profits from foreign countries in the form of taxes or other restrictions, which could restrict our cash flow.

We conduct all of our operations through our subsidiaries, and will rely on payments from our subsidiaries to meet all of our obligations and may fail to meet our obligations if our subsidiaries are unable to make payments to us.

We are a holding company and derive substantially all of our operating income from our subsidiaries, ES and TG. All of our assets are held by our subsidiaries, and we rely on the earnings and cash flows of our subsidiaries to meet our debt service obligations or dividend payments. The ability of our subsidiaries to make payments to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries, including their credit facilities, and the covenants of any future outstanding indebtedness we or our subsidiaries incur. If our subsidiaries ES and TG are unable to declare dividends, our ability to meet debt service or dividend payments may be impacted. The ability of our subsidiaries in Colombia to declare dividends up to the total amount of their capital is not restricted by current laws, covenants in debt agreements or other agreements.

Risks Related to Operations in Colombia

Economic and political conditions in Colombia may have an adverse effect on our financial condition and results of operations.

Our financial condition and results of operations depend significantly on macroeconomic and political conditions prevailing in Colombia. Decreases in the growth rate, periods of negative growth, increases in inflation, changes in law, regulation, policy, or future judicial rulings and interpretations of policies involving exchange controls and other matters such as (but not limited to) currency depreciation, inflation, interest rates, taxation, banking laws and regulations and other political or economic developments in or affecting Colombia may affect the overall business environment and may, in turn, adversely impact our financial condition and results of operations in the future. Colombia’s fiscal deficit and growing public debt could adversely affect the Colombian economy. The Colombian fiscal deficits as a percentage of GDP in the years 2011 through 2015 were 2.2%, 2.4%, 2.3%, 2.4% and 3.0% (estimated), respectively.

The Colombian government frequently intervenes in Colombia’s economy and from time to time makes significant changes in monetary, fiscal and regulatory policy. Our business and results of operations or financial condition may be adversely affected by changes in government or fiscal policies, and other political, diplomatic, social and economic developments that may affect Colombia. We cannot predict what policies the Colombian government will adopt and whether those policies would have a negative impact on the Colombian economy or on our business and financial performance in the future.

We cannot assure you as to whether current stability in the Colombian economy will be sustained. If the condition of the Colombian economy were to deteriorate, we would likely be adversely affected.

The Colombian government and the Central Bank may seek to implement new policies aimed at controlling further fluctuation of the Colombian peso against the U.S. Dollar and fostering domestic price stability. The Central Bank may impose certain mandatory deposit requirements in connection with foreign-currency denominated loans obtained by Colombian residents, including Tecnoglass and ES. Although no mandatory deposit requirement is currently in effect, a mandatory deposit requirement was set at 40% in 2008 after the Colombian peso appreciated against foreign currencies. We cannot predict or control future actions by the Central Bank in respect of such deposit requirements, which may involve the establishment of a different mandatory deposit percentage. The U.S. dollar/Colombian peso exchange rate has shown some instability in recent years. We cannot assure you that measures adopted by the Colombian government and the Central Bank will suffice to control this instability. We cannot predict the effects that such policies will have on the Colombian economy. In addition, we cannot assure you that the Colombian peso will not depreciate relative to other currencies in the future, which could have a materially adverse effect on our financial condition.

Economic instability in Colombia could negatively affect our ability to sell its products.

A significant decline in economic growth of any of Colombia’s major trading partners — in particular, the United States, China, Brazil and Venezuela — could have a material adverse effect on each country’s balance of trade and economic growth. In addition, a “contagion” effect, where an entire region or class of investments becomes less attractive to, or subject to outflows of funds by, international investors could negatively affect the Colombian economy.

The 2008 global economic and financial crisis, which began in the U.S. financial system and spread to different economic sectors and countries around the world, had negative effects on the Colombian economy. During 2009, the economies of the United States and most major European countries contracted, which, in turn, affected the Colombian economy. The economic recovery in the U.S. since 2013 has been fragile and at lower rates than in the past recoveries. Several European Union countries have been obliged to severely reduce their public expenditures due to their high indebtedness, which has severely affected the Eurozone’s economic growth. The ability of governments and companies in certain countries, such as Greece, Italy, Portugal, and Spain to repay their debt obligations or remain in the euro currency system remains uncertain. In addition, certain events, such as the outbreak of civil and political unrest in several countries in Africa and the Middle East, including, Libya, Syria, Iraq, and Yemen, might further strain and adversely affect the global economy and the global financial system.

Even though exports from Colombia, principally petroleum and petroleum products, coffee and gold, have grown in recent years, fluctuations in commodity prices pose a significant challenges to their contribution to the country’s balance of payments and fiscal revenues. Unemployment continues to be high in Colombia compared to other economies in Latin America. Furthermore, recent political and economic actions in the Latin American region, including actions taken by the Argentine and Venezuelan governments, may negatively affect international investor perception of the region. We cannot assure you that growth achieved over the past decade by the Colombian economy will continue in future periods. The long-term effects of the global economic and financial crisis on the international financial system remain uncertain. In addition, the effect on consumer confidence of any actual or perceived deterioration of household incomes in the Colombian economy may have a material adverse effect on our results of operations and financial condition.

Colombia has experienced and continues to experience internal security issues that have had or could have a negative effect on the Colombian economy and our financial condition.

Colombia has experienced and continues to experience internal security issues, primarily due to the activities of guerrilla groups such as the Revolutionary Armed Forces of Colombia (Fuerzas Armadas Revolucionarias de Colombia), or “FARC,” paramilitary groups and drug cartels. In remote regions of the country with minimal governmental presence, these groups have exerted influence over the local population and funded their activities by protecting, and rendering services to, drug traffickers. Even though the Colombian government’s “democratic security” program has reduced guerilla and criminal activity, particularly in the form of terrorism attacks, homicides, kidnappings and extortion, such activity persists in Colombia, and possible escalation of such activity and the effects associated with them have had and may have in the future a negative effect on the Colombian economy and on us, including our customers, employees, results of operations and financial condition. Our business or financial condition could be adversely affected by rapidly changing economic or social conditions, including the Colombian government’s response to current peace negotiations, which may result in legislation that increases our tax burdens or that of other Colombian companies.

Tensions with Venezuela, Ecuador and Nicaragua may affect the Colombian economy and, consequently, our results of operations and financial condition in the future.

Diplomatic relations with Venezuela and Ecuador, two of Colombia’s main trading partners, have from time to time been tense and affected by events surrounding the Colombian armed forces combat of the FARC throughout Colombia, particularly on Colombia’s borders with Venezuela or Ecuador. In November 2012, the International Court of Justice placed a sizeable area of the Caribbean Sea within Nicaragua’s exclusive economic zone. Until then, Colombia had deemed this area as part of its own exclusive economic zone. A worsening of diplomatic relations between Colombia and Nicaragua involving the disputed waters could result in the Nicaraguan government taking measures, or a reaction among the Nicaraguan public, which is detrimental to Colombian-owned interests in that country. Any future deterioration in relations with Venezuela, Ecuador and Nicaragua may result in the closing of borders, the imposition of trade barriers or a breakdown of diplomatic ties, any of which could have a negative effect on Colombia’s trade balance, economy and general security situation, which may adversely affect our results of operations and financial condition.

Government policies and actions, and judicial decisions, in Colombia could significantly affect the local economy and, as a result, our results of operations and financial condition in the future.

Our results of operations and financial condition may be adversely affected by changes in Colombian governmental policies and actions, and judicial decisions, involving a broad range of matters, including interest rates, exchange rates, exchange controls, inflation rates, taxation, banking and pension fund regulations and other political or economic developments affecting Colombia. The Colombian government has historically exercised substantial influence over the economy, and its policies are likely to continue to have a significant effect on Colombian companies, including our subsidiaries. The president of Colombia has considerable power to determine governmental policies and actions relating to the economy, and may adopt policies that negatively affect our subsidiaries. Future governmental policies and actions, or judicial decisions, could adversely affect our results of operations or financial condition.

New or higher taxes resulting from changes in tax regulations or the interpretation thereof in Colombia could adversely affect our results of operations and financial condition in the future.

New tax laws and regulations, and uncertainties with respect to future tax policies, pose risks to us. In recent years, Colombian tax authorities have imposed additional taxes in a variety of areas, such as taxes on financial transactions and taxes to fund Colombia’s war against terrorism. Changes in tax-related laws and regulations, and interpretations thereof, can affect tax burdens by increasing tax rates and fees, creating new taxes, limiting tax deductions, and eliminating tax-based incentives and non-taxed income. In addition, tax authorities or courts may interpret tax regulations differently than we do, which could result in tax litigation and associated costs and penalties. On December 26, 2012, the Colombian Congress approved a number of tax reforms that took effect on January 1, 2013. These changes include, among others, VAT rate consolidation, a reduction in corporate income tax, changes to transfer pricing rules, the creation of a new corporate income tax to pay for health, education and family care issues, modifications to the individual income tax rules, new “thin capitalization” rules and a reduction of social contributions paid by certain employees. In December 2014, the Colombian Congress approved a number of significant tax reforms that took effect on January 1, 2015. These changes include among others, the creation of a net wealth tax for tax years 2015 through 2017 for both domestic entities and foreign entities that hold any wealth in Colombia, the permanent establishment of the CREE tax created in the 2012 reform to pay for health, education and family care programs, a CREE surtax at varying rates for tax years through 2019, and the extension of the financial transactions tax through 2019. The tax reforms are likely to impose a greater tax burden on us in the future and likely decrease profits and net income. Additional details about the 2014 tax reform and its potential effects on our financial statements are further disclosed in the notes to our financial statements appearing elsewhere in our annual report on Form 10-K for the fiscal year ended December 31, 2014 and incorporated herein by reference.

Natural disasters in Colombia could disrupt our business and affect our results of operations and financial condition in the future.

Our operations are exposed to natural disasters in Colombia, such as earthquakes, volcanic eruptions, tornadoes, tropical storms and hurricanes. Heavy rains in Colombia, attributable in part to the La Niña weather pattern, have resulted in severe flooding and mudslides. La Niña is a recurring weather phenomenon, and it may contribute to flooding, mudslides or other natural disasters on an equal or greater scale in the future. In the event of a natural disaster, our disaster recovery plans may prove to be ineffective, which could have a material adverse effect on its ability to conduct our businesses. In addition, if a significant number of our employees and senior managers were unavailable because of a natural disaster, our ability to conduct our businesses could be compromised. Natural disasters or similar events could also result in substantial volatility in our results of operations for any fiscal quarter or year.

Risks Related to Us and Our Securities

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

We are a company incorporated under the laws of the Cayman Islands, and substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or substantial portions of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our third amended and restated memorandum and articles of association, the Companies Law (2013 Revision) of the Cayman Islands (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are largely governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Our warrants and unit purchase options may be exercised, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Our warrants are currently exercisable. As of February 26, 2016, there were warrants outstanding to purchase 6,719,711 ordinary shares. In addition, in connection with our initial public offering, we granted to the underwriters in the initial public offering (and their designees) options to purchase (i) at $11.00 per unit, an aggregate of 400,000 units, each consisting of one ordinary share and one warrant (exercisable at $8.00 per share) and (ii) at $10.00 per unit, an aggregate of 500,000 units, each consisting of one ordinary share and one warrant (exercisable at $8.00 per share). As of February 26, 2016, 96,532 unit purchase options remained outstanding, which options and warrants, if fully exercised, would result in an additional 193,064 shares to be issued and outstanding. To the extent our outstanding warrants and unit purchase options are exercised, additional ordinary shares of ours will be issued, which will result in dilution to the holders of our ordinary shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our ordinary shares.

If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ordinary shares may be adversely affected.

Our financial reporting obligations as a public company will place a significant strain on our management, operational and financial resources, and systems for the near future. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than required of our subsidiaries as privately held companies in Colombia prior to the business combination in December 2013 and the registration of the securities in this prospectus. We may not be able to implement effective internal controls and procedures to detect and prevent errors in our financial reports, file our financial reports on a timely basis in compliance with SEC requirements, or prevent and detect fraud. Our management may not be able to respond adequately to changing regulatory compliance and reporting requirements. If we become an “accelerated filer” or a “large accelerated filer” as those terms are defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and no longer qualify as an “emerging growth company”, our auditors will be required to attest to our evaluation of internal controls over financial reporting. If we not able to adequately implement the requirements of Section 404 in a timely manner, we may not be able to assess whether internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence, the market price of our ordinary shares and our ability to raise additional capital.

We carried out an evaluation required by Rule 13a-15 of the Securities Exchange Act of 1934 under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of disclosure controls and procedures and internal control over financial reporting as of the year ended December 31, 2014. Based on this evaluation, we concluded that, because of the material weaknesses in our internal control over financial reporting described below, our disclosure controls and procedures as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 were not effective. Notwithstanding the material weaknesses in our internal control over financial reporting as of December 31, 2014 described below, we believe that the consolidated financial statements incorporated by reference in this prospectus present our financial condition, results of operations, and cash flows for the fiscal years covered thereby in all material respects. To address the material weaknesses in our internal control over financial reporting described below, we performed additional manual procedures and analysis and other post-closing procedures in order to prepare the consolidated financial statements included in our Annual Report on Form 10-K.

We identified the following material weaknesses in our internal controls over financial reporting as of December 31, 2014:

•	Entity-Level Controls — We have not established the proper structure of entity level controls (including information technology general controls) which support the effectiveness of the internal controls over financial reporting, risk management and fraud detection.
•	Financial Closing and Reporting Process — We have not established an adequate control system for the preparation and disclosure of financial information related to the identification and classification of non-routine, unusual transactions inclusive of significant related party transactions, and for management’s evaluation of certain accounting estimates and timely reconciliation of related party transactions.
•	Revenue Accounting — We have not developed adequate process controls that include the validation of information for fixed price contracts and other parameters required to properly apply the percentage of completion (POC) method for revenue recognition.

We have taken steps in the year ended December 2014 to remediate the material weaknesses. These include, but are not limited to: increasing the staffing levels of finance and accounting personnel with the requisite education, experience and skills for public company financial reporting; implementing procedures to improve controls over updates to the scope costs, and sales prices of construction projects under fixed price contracts; implementing procedures for periodic review for key balance sheet accounts and the related accounting estimates such as accounts receivable, inventories, valuation allowances, property, plant and equipment and depreciation, payables and debt. We plan to continue upgrades to our internal control policies and procedures, including developing training and education programs, and selecting a recognized advisory firm to support the implementation of entity level control structures and effective financial statement disclosure and reporting processes.

Our financial results may vary due to fluctuations in our warrant liability.

Our financial results may vary due to fluctuations in our warrant liability. Because our ordinary shares are publicly traded, these fluctuations are expected to increase or decrease significantly based on changes in the price of our ordinary shares. Accordingly, our financial results for any period should not be relied upon as indications of future operating performance.

NASDAQ may delist our ordinary shares from quotation on its exchange. Failure to maintain NASDAQ listing could limit investors’ ability to make transactions in our ordinary shares and subject us to additional trading restrictions.

Our ordinary shares are currently listed on NASDAQ. We may not be able to meet the continued listing requirements for our ordinary shares in the future. Failure to meet the continued listing requirements could result in NASDAQ delisting our ordinary shares from trading on its exchange. If this should happen, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;
•	a limited amount of news and analyst coverage for us; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

Our warrants were previously listed on NASDAQ but we were unable to meet certain continued listing requirements and NASDAQ delisted the warrants from trading on its exchange.

Risks Relating to the Offering

The market price for our shares may be volatile.

The market price for our shares is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results and changes or revisions of our expected results;
•	changes in financial estimates by securities research analysts;
•	conditions in the markets for our products;
•	announcements by us and our affiliates or our competitors of new products, acquisitions, strategic relationships, joint ventures or capital commitments;
•	addition or departure of our senior management and key personnel; and
•	fluctuations of exchange rates between the Colombian Peso and the U.S. dollar.

Volatility in the price of our shares may result in shareholder litigation that could in turn result in substantial costs and a diversion of our management’s attention and resources.

The financial markets in the United States and other countries have experienced significant price and volume fluctuations, and market prices have been and continue to be extremely volatile. Volatility in the price of our shares may be caused by factors outside of our control and may be unrelated or disproportionate to our results of operations. In the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against such company. Litigation of this kind could result in substantial costs and a diversion of our management’s attention and resources.

If we do not pay dividends on our shares, shareholders may be forced to benefit from an investment in our shares only if those shares appreciate in value.

To date, we have not paid any dividends. In April 2014, we announced that we would be initiating quarterly dividends to our shareholders in an amount of $0.125 per quarter at a to-be-determined date. Notwithstanding this intention, the payment of dividends in the future will be entirely within the sole discretion of our board of directors at such times. Accordingly, we may never declare or pay any dividend in the future. Even if the board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board may deem relevant. If we determine not to pay any dividends, realization of a gain on shareholders’ investments will depend on the appreciation of the price of our shares, and there is no guarantee that our shares will appreciate in value.

We may need additional capital, and the sale of additional shares or equity or debt securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain one or more additional credit facilities. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words or phrases “will likely result,” “management expects” or “we expect,” “will continue,” “is anticipated,” “estimated,” “believes,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “may,” or “should” or other variations or similar words are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.

Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. In assessing forward-looking statements contained herein, readers are urged to carefully read those statements. Among the factors that could cause actual results to differ materially are: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth; increases of costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; and foreign government regulations and risks of doing business abroad.

A description of key factors that have a direct bearing on our results of operations is provided above under “Risk Factors” beginning on page 8 of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities under this prospectus, although we could receive up to $33,525,960 upon the exercise of all of the insider warrants, up to $1,031,834 upon the exercise of all of the unit purchase options issued to the representative of the underwriters of our initial public offering and their designees, up to $772,256 upon the exercise of all of the warrants underlying such unit purchase options and up to $20,231,728 upon the exercise of the warrants issued in our initial public offering. As of February 26, 2016, 102,570 warrants issued in our initial public offering have been exercised for proceeds of $820,560. Any additional amounts we receive from such exercises will be used for working capital and other general corporate purposes. The holders of the warrants are not obligated to exercise the warrants and we cannot assure you that the holders of the warrants will choose to exercise all or any of the warrants.

SELLING SECURITYHOLDERS

The Selling Securityholders may from time to time offer and sell any or all of our securities set forth below pursuant to this prospectus. When we refer to “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interests in our securities other than through a public sale.

The following table sets forth, as of the date of this prospectus:

•	the name of the Selling Securityholders for whom we are registering shares and warrants for resale to the public,
•	the number of ordinary shares (including shares issuable upon exercise of warrants and unit purchase options, including the warrants underlying such unit purchase options) and warrants (including warrants issuable upon exercise of unit purchase options) that the Selling Securityholders beneficially owned prior to the offering for resale of the securities under this prospectus,
•	the number of ordinary shares and warrants that may be offered for resale for the account of the Selling Securityholders pursuant to this prospectus, and
•	the number and percentage of ordinary shares to be beneficially owned by the Selling Securityholders after the offering of the resale securities (assuming all of the offered shares and warrants are sold by the Selling Securityholders).

This table is prepared solely based on information supplied to us by the listed Selling Securityholders, any Schedules 13D or 13G and other public documents filed with the SEC and assumes the sale of all of the ordinary shares and warrants offered hereby.

	Ordinary Shares Beneficially Owned Prior to Offering		Shares Being Offered		Warrants Being Offered		Shares Underlying Warrants Being Offered	Ordinary Shares Beneficially Owned After Offering
Selling Securityholder(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)						Number of Shares Beneficially Owned		Percent of Shares
Martha L. Byorum(3)	190,000	*	190,000		110,000		110,000	—		—
Capital Advisory Partners L.A(4)	165,000	*	165,000		125,000		125,000	—		—
Eric Carrera	5,000	*	5,000		—		—	—		—
Child Trust f/b/o Francesca Weil u/a dated March 4, 2010(5)	253,000	*	253,000		—		—	—		—
Child Trust f/b/o Alexander Weil u/a dated March 4, 2010(5)	253,000	*	253,000		—		—	—		—
Graubard Miller(6)	150,000	*	150,000		150,000		150,000	—		—
Marjorie Hernandez	100,000	*	100,000		100,000		100,000	—		—
Eduardo Robayo(7)	165,000	*	165,000		125,000		125,000	—		—
Julio A. Torres(8)	104,836	*	104,836		—		—	—		—
Robert Stevens	6,000	*	6,000		—		—	—		—
B. Luke Weil(9)	618,307	2.3%	522,547					95,760	(11)		*
Nicholas B. Weil	78,401	*	78,401		—		—	—		—
EarlyBirdCapital, Inc.(10)	344,650	1.3%	344,650		—		—	—		—
Altairis Offshore Levered(11)	1,258,178	4.6%	1,258,178		608,796		608,796	1,258,178		4.7%
The Cascade Fund LLLP/Ascent(12)	253,859	*	168,961	(18)	168,961	(19)	168,961	84,898	(20)		*
Hoak Public Equities, LP(13)	658,718	2.4%	650,228	(21)	638,647		638,647	8,490		8
Pinnacle Partners LLC(14)	883,268	3.2%	462,327	(22)	462,327	(23)	462,327	420,941	(24)	1.6%
Ptolemy Capital, LLC(15)	322,297	1.2%	212,831	(25)	209,118		209,118	109,466			*
The Red Oak Fund, LP(16)	1,969,020	7.2%	504,959	(26)	504,959	(27)	504,959	1,464,062	(28)	5.4%
J. Randall Waterfield(17)	702,328	2.6%	213,873		213,873		213,873	488,855		1.8%
A. Lorne Weil(29)	95,693	*	95,693		—		—	95,963			*

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals and entities is c/o Tecnoglass Inc., Avenida Circunvalar a 100 mts de la Via 40, Barrio Las Flores Barranquilla, Colombia.

(2)	For purposes of calculating the percent of shares beneficially owned by each holder, the number of ordinary shares issuable upon the exercise of warrants and/or unit purchase options was included in the number of shares outstanding.
(3)	Ms. Byorum has served as one of our directors since November 2011.
(4)	Dr. Rudolf M. Hommes, who served on our board of directors from our inception until December 2013, is a partner and managing director for this Selling Stockholder. The business address for this Selling Stockholder is Carrera 10 No. 28-49, Torre A. Oficina 20-05, Bogota, Colombia.
(5)	Mr. John C. Novogrod and Mr. Richard Weil, trustees for this Selling Stockholder, share voting and dispositive power with respect to these securities.
(6)	Graubard Miller has served as our general counsel since our inception. David Alan Miller, Esq. exercises voting and dispositive power over securities held by such Selling Stockholder, as the firm’s managing partner.
(7)	Mr. Robayo served as one of our directors from our inception until December 2013. Mr. Robayo also served as co-chief executive officer from October 2011 to January 2013. The business address for this Selling Stockholder is Calle 100 No. 19-54/Bogotá, Colombia.
(8)	Mr. Torres has served on our board of directors since our inception. Mr. Torres also served as co-chief executive officer from October 2011 to January 2013.
(9)	Mr. Weil served as our chief executive officer from January 2013 until December 2013. He also served on our board of directors from September 2011 until March 2012.
(10)	EarlyBirdCapital, Inc. acted as representative of the underwriters for our initial public offering, as well as one of our investment bankers in connection our business combination with Tecnoglass Holding. The business address of EarlyBirdCapital, Inc. is 275 Madison Avenue, 27th Floor, New York, New York 10016. Steven Levine, chief executive officer of EarlyBirdCapital, Inc., has voting and dispositive power with respect to these securities.
(11)	The business address of this Selling Stockholder is 1 First Canadian Place, P.O. Box 150, Toronto, Ontario M5X1H3, Canada. Polar Securities, Inc. is the investment advisor with respect to the securities held by this Selling Stockholder, with voting and dispositive power over such securities.
(12)	The business address of this Selling Stockholder is 2810 N Speer Blvd., Denver, CO 80211. As Manager of the general partner of this Selling Stockholder, Charles Bernard exercises voting and dispositive power over such entity’s securities.
(13)	The business address of this Selling Stockholder is Reagan Place at Old Parkland, 3963 Maple Avenue, Suite 450, Dallas, TX 75219. J. Hale Hoak, president of Hoak & Co., which is the general partner of Hoak Fund Management LP, which is the general partner of this Selling Stockholder, has voting and dispositive power over securities held by this Selling Stockholder.
(14)	The business address of this Selling Stockholder is 2810 North Speer Boulevard, Denver, CO 80211. David Sandberg, as the controlling member of Red Oak Partners, LLC, which serves as a managing member of Pinnacle Partners LLC, the general partner of Pinnacle Opportunities Fund, LP, has voting and dispositive power over such entity’s securities.
(15)	The business address of this Selling Stockholder is c/o Freestyle Capital, 1250 Prospect St, Suite 200, La Jolla, CA 92037. This Selling Stockholder is managed by Ortelius, LLC, which is managed by Thomas Hagerty. Thomas Hagerty and Mitchell Otolski, as an agent, have voting and dispositive power over securities held by this Selling Stockholder.
(16)	The business address of this Selling Stockholder is 304 Park Avenue South, 11th Floor, New York, NY 10010. David Sandberg, as the controlling member of Red Oak Partners, LLC, which serves as the general partner of the Red Oak Fund, LP, has voting and dispositive power over such entity’s securities.
(17)	The business address of this Selling Stockholder is 4775 Collins Ave, #4401, Miami Beach, FL 33140.
(18)	Includes 3,757 ordinary shares underlying 3,757 unit purchase options (including the ordinary shares underlying the warrants included in the unit purchase options). Does not include ordinary shares underlying 3,005 unit purchase options and 3,757 ordinary shares underlying warrants included in 3,757 unit purchase options, which are not registered for resale pursuant to the registration statement of which this prospectus forms a part.
(19)	Includes 3,757 warrants underlying 3,757 unit purchase options. Does not include warrants underlying 3,005 unit purchase options, which are not registered for resale pursuant to the registration statement of which this prospectus forms a part.

(20)	Includes 6,010 ordinary shares underlying 3,005 unit purchase options (including the ordinary shares underlying the warrants included in the unit purchase options).
(21)	Includes 11,581 ordinary shares issued for unit purchase options and warrants underlying unit purchase options exercised by the Selling Securityholder, which are registered for resale pursuant to the registration statement of which this prospectus forms a part.
(22)	Includes 10,279 ordinary shares underlying 10,279 unit purchase options (including the ordinary shares underlying the warrants included in the unit purchase options). Does not include ordinary shares underlying 8,223 unit purchase options and 10,279 ordinary shares underlying warrants included in 10,279 unit purchase options, which are not registered for resale pursuant to the registration statement of which this prospectus forms a part.
(23)	Includes 10,279 warrants underlying 10,279 unit purchase options. Does not include warrants underlying 8,223 unit purchase options, which are not registered for resale pursuant to the registration statement of which this prospectus forms a part.
(24)	Includes 185,234 ordinary shares underlying warrants and 16,446 ordinary shares underlying unit purchase options (including the ordinary shares underlying the warrants included in the unit purchase options) not registered for resale pursuant to the registration statement of which this prospectus forms a part.
(25)	Includes 3,713 ordinary shares issued for unit purchase options and warrants underlying unit purchase options exercised by the Selling Securityholder, which are registered for resale pursuant to the registration statement of which this prospectus forms a part.
(26)	Includes 11,227 ordinary shares underlying 11,227 unit purchase options. Does not include ordinary shares underlying 8,982 unit purchase options and 11,227 ordinary shares underlying warrants included in 11,227 unit purchase options, which are not registered for resale pursuant to the registration statement of which this prospectus forms a part.
(27)	Includes 11,227 warrants underlying 11,227 unit purchase options. Does not include warrants underlying 8,982 unit purchase options, which are not registered for resale pursuant to the registration statement of which this prospectus forms a part.
(28)	Includes 216,560 ordinary shares underlying warrants and 17,964 ordinary shares underlying unit purchase options (including the ordinary shares underlying the warrants included in the unit purchase options) not registered for resale pursuant to this registration statement.
(29)	Mr. Weil has served as our Non-Executive Chairman of the Board since September 2011.

Each of the Selling Securityholders that is an affiliate of a broker-dealer has represented to us that it purchased the shares offered by this prospectus in the ordinary course of business and, at the time of purchase of those shares, did not have any agreements, understandings or other plans, directly or indirectly, with any person to distribute those shares.

Acquisition of Resale Securities

The securities offered for resale by the Selling Securityholders were acquired in different transactions since our inception described below.

Insider Shares

In connection with our formation, we issued 1,437,500 ordinary shares, the “insider shares,” for an aggregate purchase price of $25,000. An aggregate of 387,500 insider shares were returned to us for cancellation in connection with our initial public offering, resulting in an aggregate of 1,050,000 insider shares remaining outstanding.

The following Selling Securityholders acquired insider shares, which are included herein for resale, in connection with our formation: Martha Byorum, Capital Advisory Partners L.A., Eric Carrera, Child Trust f/b/o Francesca Weil u/a dated March 4, 2010, Child Trust f/b/o Alexander Weil u/a dated March 4, 2010, LWEH LLC, Eduardo Robayo, Julio A. Torres, Robert Stevens and B. Luke Weil. Except as described below, all insider shares were acquired in September and October 2011.

In January 2013, LWEH LLC distributed 30,000 of its insider shares to certain of its members as follows: 20,000 insider shares to Ms. Byorum, 3,000 insider shares to Mr. Carrera and 7,000 insider shares to Mr. Torres. Each of Ms. Byorum and Messrs. Carrera’s and Torres’ number of insider shares includes the insider shares acquired from LWEH LLC. Ms. Byorum received from another of the initial shareholders 20,000 insider shares as consideration of past and future advisory services to be performed by her related to such shareholder’s investment vehicles. LWEH LLC thereafter transferred its remaining 10,000 shares in December 2014 to two third parties.

Insider Warrants and Working Capital Warrants

In a private placement taking place simultaneously with the consummation of our initial public offering, we sold 4,800,000 insider warrants at a price of $0.50 per warrant. Each insider warrant is exercisable for $8.00 per share. The following Selling Securityholders acquired insider warrants included herein for resale (including the ordinary shares underlying such warrants) in such private placement: The A. Lorne Weil 2006 Irrevocable Trust-Family Investment Trust, Martha L. Byorum, Capital Advisory Partners L.A, Graubard Miller, Marjorie Hernandez, Eduardo Robayo, Julio A. Torres and B. Luke Weil.

On May 20, 2013, the Trust loaned us an aggregate of $100,000, evidenced by a convertible promissory note that was non-interest bearing and payable at the consummation of our initial business combination. The Trust exercised its conversion right (which conversion was also approved by our shareholders at the meeting held on December 20, 2013 to approve the merger agreement), and was issued 200,000 working capital warrants.

The A. Lorne Weil 2006 Irrevocable Trust-Family Investment Trust (“Trust”) purchased 3,250,000 insider warrants in the private placement; however, the Trust has since transferred all of these warrants (2,576,663 warrants as described below in the subsection entitled “December 2013 Agreements,” 200,000 warrants to Nicholas B. Weil as a gift in January 2014 and 473,337 warrants to Energy Holding Corp. in July 2014). Nicholas Weil subsequently exercised these warrants on a cashless basis and received 78,401 ordinary shares.

B. Luke Weil also transferred 315,745 warrants in July 2014.

Martha L. Byorum sold 15,000 warrants in August 2015.

Julio A. Torres exercised 125,000 warrants on a cashless basis in December 2015.

Unit Purchase Options

EarlyBirdCapital, Inc. (and its designees) purchased two unit purchase options from us in connection with our initial public offering. Only the securities underlying the second unit purchase option (500,000 ordinary shares, 500,000 warrants and 500,000 ordinary shares underlying these warrants) are included in this prospectus for resale. EarlyBirdCapital, Inc. paid us $500,000 for the second purchase option, or $1.00 per unit underlying each option. The second purchase option is exercisable for $10.00 per unit, and may be exercised on a cashless basis. The second purchase option became exercisable on December 20, 2013 (the date of the consummation of our initial business combination) and expires March 16, 2017.

EarlyBirdCapital, Inc. transferred 49,295 of such unit purchase options as described in the subsection entitled “December 2013 Agreements.” EarlyBirdCapital Inc. and two transferees subsequently exercised 469,802 of such unit purchase options on a cashless basis in the fourth quarter of 2015.

December 2013 Agreements

In December 2013, Altaris Offshore and Altaris Offshore Levered purchased from us in a private placement 649,382 ordinary shares at a price of $10.18 per share, or an aggregate of $6,610,709. Concurrently therewith, the Trust transferred an aggregate of 608,796 insider warrants to these two investors.

Also in December 2013 pursuant to an agreement entered into in connection with the merger, the Trust transferred an aggregate of 2,167,867 insider warrants to: The Cascade Fund LLP/Ascent, Hoak Public Equities, LP, Pinnacle Partners LLC, Ptolemy Capital, LLC, The Red Oak Fund, LP and J. Randall Waterfield. EarlyBirdCapital, Inc. transferred to such Selling Securityholders an aggregate of 49,295 of the unit purchase options described above, which are included in this prospectus for resale.

March 2014 Private Placement

In a private placement pursuant to a subscription agreement entered into on March 5, 2014, the A. Lorne Weil 2006 Irrevocable Trust-Family Investment Trust purchased 95,693 ordinary shares at an aggregate price of $1,000,000, or approximately $10.45 per share (which shares were subsequently transferred to Mr. Weil upon the trust’s liquidation).

PLAN OF DISTRIBUTION

We are registering the securities covered by this prospectus to permit the resale of these securities by the holders thereof from time to time after the date of this prospectus.

The Selling Securityholders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	on an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	through short sales;
•	in sales pursuant to Rule 144;
•	by broker-dealers that may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;
•	in a combination of any such methods of sale; and
•	by any other method permitted pursuant to applicable law.

If the Selling Securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The Selling Securityholders may also sell the securities short and deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The Selling Securityholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any supplement or amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be Selling Securityholders for purposes of this prospectus.

The Selling Securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the Selling Securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will pay all expenses of the registration of the securities, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify certain of the Selling Securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement for the insider securities and unit purchase option securities, or such Selling Securityholders will be entitled to contribution. We may be indemnified by certain of the Selling Securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus or we may be entitled to contribution.

DESCRIPTION OF SECURITIES

Ordinary Shares

As of February 26, 2016, 26,914,764 ordinary shares are outstanding, held by 319 shareholders of record. Our shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares.

The ordinary shares are listed on the NASDAQ Capital Market under the symbol TGLS and traded on the Bolsa de Valores de Colombia under the symbol TGLSC. We cannot assure you that our ordinary shares will continue to be listed or traded on such exchanges as we might not in the future meet certain continued listing standards.

Warrants

Each public warrant entitles the registered holder to purchase one ordinary share at a price of $8.00 per share, subject to adjustment as discussed below. The warrants became exercisable on December 20, 2013 (the date of the consummation of our initial business combination). Warrants may be exercised for cash or, at the option of the holder, on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the day prior to the date of exercise; provided, however, that in the event the warrants are being called for redemption, the “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Notwithstanding the foregoing, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus, relating to such ordinary shares. The warrants expire December 20, 2016 (three years following the date of consummation of our initial business combination) at 5:00 p.m., New York City time.

The insider warrants are identical to the public warrants except that such warrants may be exercisable for cash even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

We may call the warrants for redemption (excluding the insider warrants and any warrants issued upon exercise of the second purchase option sold to EarlyBirdCapital, but including any warrants issued upon exercise of the first purchase option granted to EarlyBirdCapital), in whole and not in part, at a price of $0.01 per warrant,

•	at any time while the warrants are exercisable,
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder,
•	if, and only if, the reported last sale price of the ordinary shares (or the closing bid price of our ordinary shares in the event the ordinary shares are not traded on any specific trading day) equals or exceeds $14.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

•	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

If the number of outstanding ordinary shares is increased by a share dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the fair market value will be deemed a share dividend of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) multiplied by (ii) one (1) minus the quotient of (x) the price per ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. In addition, if we, at any time while the warrants are outstanding, pay a dividend or make a distribution in cash, securities or other assets to the holders of ordinary shares on account of such ordinary shares (or other shares into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.

If the number of outstanding ordinary shares is decreased by a consolidation, combination, reverse shares split or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse shares split, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding ordinary shares. Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of its outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. The warrant agreement provides for certain modifications to what holders of warrants will have the right to purchase and receive upon the occurrence of certain events, and that if more than 30% of the consideration receivable by the holders of ordinary shares in the applicable event is payable in the form of ordinary shares in the successor entity that is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event, then the warrant exercise price will be reduced in accordance with a formula specified in the warrant agreement.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable and we will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the ordinary shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

The warrants are quoted on the OTC Pink marketplace under the symbol TGLSW.

Transfer Agent and Warrant Agent

The transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful fraud, willful default, civil fraud or the consequences of committing a crime. Our third amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful neglect or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the ordinary shares offered in this prospectus is being passed upon for us by Maples and Calder, Cayman Islands. The validity of the warrants offered in this prospectus is being passed upon for us by Graubard Miller, New York, New York.

EXPERTS

The financial statements of the Tecnoglass Inc. and Subsidiaries for the year ended December 31, 2013, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon appearing in the Annual Report on Form 10-K for the year ended December 31, 2014. The financial statements and the report of Marcum LLP are incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, in reliance upon such report given on the authority of Marcum LLP as an expert in auditing and accounting.

The financial statements as of December 31, 2014 and for the year ended December 31, 2014 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers Ltda., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC after the date of the initial registration statement of which this prospecus forms a part and prior to its effectiveness under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on April 15 and as amended on Form 10-K/A filed on November 10, 2015;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed on May 7, 2015 and as amended on Form 10-Q/A filed on November 10, 2015;
•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed on August 6, 2015 and as amended on Form 10-Q/A filed on November 10, 2015;
•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed on November 16, 2015;
•	our Quarterly Report for the quarter ended June 30, 2014 as amended on Form 10-Q/A filed on May 22, 2015, and subsequently amended on Form 10-Q/A filed on June 25, 2015;
•	our Quarterly Report for the quarter ended September 30, 2014 as amended on Form 10-Q/A filed on May 22, 2015, and subsequently amended on Form 10-Q/A filed on June 25, 2015;
•	our Current Report on Form 8-K filed on January 6, 2015 and amended on February 4, 2015;
•	our Current Report on Form 8-K filed on May 11, 2015;
•	our Current Reports on Form 8-K filed on July 14, 2015;
•	our Current Report on Form 8-K filed on August 5, 2015;
•	our Current Report on Form 8-K filed on December 23, 2015;
•	our Current Report on Form 8-K filed on January 6, 2016;
•	our Current Report on Form 8-K filed on January 13, 2016; and
•	the description of our ordinary shares on Form 8-A, effective March 16, 2012, registering our ordinary shares pursuant to Section 12(b) of the Securities Exchange Act, including any amendment(s) or report(s) filed for the purpose of updating such description.

You may obtain a copy of any or all of the documents that may have been or may be incorporated by reference into this prospectus (excluding any exhibits to the documents that are not incorporated by reference into this prospectus) at no cost to you by writing or telephoning us at the following address:

Tecnoglass Inc.
Avenida Circunvalar a 100 mts de la Via 40
Barrio Las Flores
Barranquilla, Colombia
(57)(5)3734000

TECNOGLASS INC.

5,904,484 Ordinary Shares and 3,416,681 Warrants (for Resale)
7,195,523 Ordinary Shares and 66,514 Warrants (for Issuance)

PROSPECTUS

           , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses (other than underwriting discounts and commissions), all of which will be paid by the registrant, to be incurred in connection with the registration and sale of the ordinary shares and warrants that are the subject of this registration statement:

Securities and Exchange Commission registration fee	$47,350
Legal fees and expenses	25,000
Accounting fees and expenses	5,000
Miscellaneous	2,650
Total	$80,000

Item 15. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful fraud, willful default, civil fraud or the consequences of committing a crime. Our third amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful neglect or willful default.

Item 16. Exhibits

Reference is hereby made to the attached Exhibit Index, which is incorporated herein by reference.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);
(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Act to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described under Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Barranquilla, Colombia, on March 11, 2016.

TECNOGLASS INC.

By:	/s/ Joaquin Fernandez Name: Joaquin Fernandez Title: Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Tecnoglass Inc. hereby severally constitute and appoint Jose M. Daes and Joaquin Fernandez and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(e) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Jose M. Daes Jose M. Daes	Chief Executive Officer (Principal Executive Officer) and Director	March 11, 2016
/s/ Joaquin Fernandez Joaquin Fernandez	Chief Financial Officer (Principal Financial and Accounting Officer)	March 11, 2016
/s/ Christian Daes Christian Daes	Chief Operating Officer and Director	March 11, 2016
/s/ Martha L. Byorum Martha L. Byorum	Director	March 11, 2016
/s/ A. Lorne Weil A. Lorne Weil	Director	March 11, 2016
/s/ Julio A. Torres Julio A. Torres	Director	March 11, 2016
/s/ Samuel R. Azout Samuel R. Azout	Director	March 11, 2016
/s/ Juan Carlos Vilarino Juan Carlos Vilarino	Director	March 11, 2016

EXHIBIT INDEX

Exhibit No.	Description	Included	Form	Filing Date
2.1	Agreement and Plan of Reorganization dated as of August 17, 2013 and as amended November 6, 2013, by and among the Company, Andina Merger Sub, Inc.,
	TG S.A., C.I. Energía Solar S.A. E.S. Windows and Tecno Corporation	By Reference	Schedule 14A	December 4, 2013
3.1	Third Amended and Restated Memorandum and Articles of Association.	By Reference	Schedule 14A	December 4, 2013
4.1	Specimen Ordinary Share Certificate.	By Reference	S-1/A	January 23, 2012
4.2	Specimen Warrant Certificate.	By Reference	S-1/A	December 28, 2011
4.3	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.	By Reference	8-K	March 22, 2012
4.4	Form of First Unit Purchase Option issued to EarlyBirdCapital, Inc. and its designees	By Reference	S-1/A	March 12, 2012
4.5	Form of Second Unit Purchase Option issued to EarlyBirdCapital, Inc. and its designees	By Reference	S-1/A	March 7, 2012
5.1	Opinion of Maples & Calder	*	S-1/A	May 20, 2014
5.2	Opinion of Graubard Miller	*	S-1/A	May 20, 2014
10.1	Form of Escrow Agreement between the Company, Continental Stock Transfer & Trust Company and the Initial Shareholders.	By Reference	S-1/A	March 12, 2012
10.2	Amended and Restated Registration Rights Agreement among the Company, the Initial Shareholders and Energy Holding Corporation.	By Reference	8-K	December 27, 2013
10.3	Form of Subscription Agreements among the Company, Graubard Miller and the Purchasers of Private Placement Warrants.	By Reference	S-1/A	March 7, 2012
10.4	Promissory Note issued to A. Lorne Weil 2006 Irrevocable Trust — Family Investment Trust	By Reference	10-K	June 13, 2013
10.5	Indemnity Escrow Agreement dated as of December 20, 2013, by and among the Company, Representative, Committee and Continental Stock Transfer and Trust Company.	By Reference	8-K	December 27, 2013
10.6	Additional Shares Escrow Agreement dated as of December 20, 2013, by and among the Company, Representative, Committee and Continental Stock Transfer and Trust Company.	By Reference	8-K	December 27, 2013
10.7	Form of Lock-Up Agreement between the Company and Energy Holding Corporation	By Reference	8-K	August 22, 2013
10.8	Form of Subscription Agreement	By Reference	8-K	December 19, 2013
10.9	Form of Warrant/UPO Transfer Agreement	By Reference	10-K	April 16, 2014

Exhibit No.	Description	Included	Form	Filing Date
10.10	Advisory Services Agreement between the Company and Morgan Joseph TriArtisan LLC	By Reference	10-K/A	June 17, 2013
10.11	2013 Long-Term Incentive Equity Plan	By Reference	Schedule 14A	December 4, 2013
10.12	Form of Indemnification Agreement	By Reference	8-K	March 6, 2014
21	List of Subsidiaries	By Reference	10-K	April 16, 2014
23.1	Consent of Maples & Calder	*	S-1/A	May 20, 2014
23.2	Consent of Graubard Miller	*	S-1/A	May 20, 2014
23.3	Consent of PricewaterhouseCoopers Ltda.	Herewith
23.4	Consent of Marcum LLP	Herewith
24.1	Power of Attorney	Herewith

*	Previously filed.